Exhibit 99.1

New York Community Bancorp, Inc. Receives Preliminary Approval to Participate in the U.S. Treasury’s Capital Purchase Program

WESTBURY, N.Y.--(BUSINESS WIRE)--December 31, 2008--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”), the holding company for New York Community Bank and New York Commercial Bank (the “Community Bank” and the “Commercial Bank,” respectively, and, collectively, the “Banks”) today announced that it has received preliminary approval from the U.S. Treasury for the sale of $596.0 million in preferred stock and related warrants to the U.S. Treasury under the Capital Purchase Program (the “CPP”) of the Emergency Economic Stabilization Act of 2008. Final approval is subject to the execution of a definitive agreement with the U.S. Treasury.

While the Company does not believe that participation in the CPP is necessary for the Banks to maintain their long-held status as well capitalized institutions, it will continue to assess the costs and benefits of participating in the CPP as well as its potential impact on long-term shareholder value, before deciding whether or not to take part.

At September 30, 2008, both the Community Bank and the Commercial Bank had capital ratios that exceeded the minimum regulatory capital requirements, with respective leverage capital ratios of 7.49% and 11.20%; respective Tier 1 risk-based capital ratios of 11.17% and 14.69%; and respective total risk-based capital ratios of 11.64% and 15.07%.

About the Company

With assets of $32.1 billion at September 30, 2008, New York Community Bancorp, Inc. is the 29th largest bank holding company in the nation and a leading producer of multi-family loans in New York City, with an emphasis on rent-regulated properties. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 178 locations in Metro New York and New Jersey, and New York Commercial Bank, with 38 branches in New York City, Westchester County, and Long Island, including 19 that operate under the name Atlantic Bank. Reflecting its growth through a series of acquisitions, the Community Bank operates its branches through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. For more information about the Company and its bank subsidiaries, please visit www.myNYCB.com or www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director, Investor Relations